As filed with the Securities and Exchange Commission on September 24, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Roomlinx, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	83-0401552
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2150 W. 6th Ave., Unit H, Broomfield, Colorado  80020
(Address of Principal Executive Offices)    (Zip Code)

Roomlinx, Inc.
Long-Term Incentive Plan
(Full Title of the Plan)

Michael Wasik
Chief Executive Officer
2150 W. 6th Ave., Unit H
Broomfield, Colorado 80020
(Name and address of agent for service)

(303) 544-1111
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,200,000 shares	$4.19(2)	$5,028,000	$358.50

(1)
This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Roomlinx, Inc. Long-Term Incentive Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the OTC Bulletin Board on September 21, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a)  PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This Registration Statement relates to securities of the Registrant to be offered pursuant to its Long-Term Incentive Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

(c)	The Registrant’s current reports on Form 8-K, filed on March 11, 2010, May 5, 2010, June 2, 2010, July 22, 2010 and August 19, 2010;

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009; and

(e)	The description of Registrant’s common stock contained below in Item 4 of this Registration Statement.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant is authorized to issue 200,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”) and 5,000,000 shares of preferred stock with a $.20 par value per share, of which 720,000 shares have been authorized and issued as Class A Preferred Stock.  As of the close of business on September 21, 2010, there were 4,613,915 shares of Common Stock and 720,000 shares of Class A Preferred Stock were outstanding.  Both the Common Stock and Class A Preferred Stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, but a description thereof follows:

Common Stock

All shares of Common Stock which are issued and outstanding are fully paid for and nonassessable.  The following is a summary description of the general terms and provisions of the Registrant's Common Stock, however reference is made to the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, which are incorporated by reference herein:

Dividends.  Since its inception, the Registrant has not paid any cash dividends on its Common Stock.  Any  declaration  in the  future  of any  cash or  stock dividends  will be, at the  discretion of the Board of Directors and will depend upon, among other things, earnings, the operating and financial condition of the Registrant, capital expenditure requirements, and general business conditions.  There are no  restrictions  currently in effect which  preclude the Registrant from granting  dividends,  with the exception  that dividends may not be paid on the Common  Stock while there are  accrued but unpaid  dividends  on the Class A Preferred  Stock  (see  below).  It is the current intention of the Registrant to retain any earnings in the foreseeable future to finance the growth and development of its business.

Voting Rights.  A Holder of Common Stock is entitled to one vote per share on all matters submitted for action by the  stockholders.  A quorum for the transaction of business at any  meeting of the holders of Common  Stock is the majority of the votes of all shares issued and outstanding. All shares of Common Stock are equal to each  other  with  respect  to the  election  of  directors; therefore,  the holders of more than 50% of the outstanding Common Stock present at a  meeting  at which a quorum is  present  and at which  directors  are being elected  can, if they choose to do so,  elect all of the  directors.  Thus, the holders of as little as 25.01% of the outstanding  Common  Stock  could  elect directors.  The terms of directors are not  staggered.  Directors are elected annually to serve until the next annual meeting of stockholders and until their successor is elected and qualified.  There are no cumulative voting applicable to the election of the Board of Directors.

Preemptive Rights.  The holders of Common Stock are not entitled to preemptive or subscription rights.

Class A Preferred Stock

The following is a summary description of the general terms and provisions of the Registrant's Class A Preferred Stock:

Dividends.  Outstanding shares of Class A Preferred Stock accrue dividends annually at the rate of 9% per annum, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Registrant.  Class A dividends accrued and unpaid as of June 30, 2010, were $152,760.

Redemption.  The Class A Preferred Stock may be redeemed at the election of the Registrant at any time and from time to time in whole or in part by paying  $0.20 per share plus all  accrued but unpaid  dividends, but only after 30-days  prior  written  notice.

Voting and Other Rights.  The Class A Preferred Stock carries preferential liquidation rights at $0.20 per share plus all accrued but unpaid  dividends, but does not have voting rights or a sinking fund for redemption.

Item 5. Interests of Named Experts and Counsel.

   Westerman Ball Ederer Miller & Sharfstein, LLP, the Registrant’s legal counsel, owns 20,000 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Nevada General Corporation Law

Subsection 1 of Section 78.7302 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

 Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and By-Laws

The Registrant's Amended and Restated Articles of Incorporation , as amended, provide that no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The Corporation shall have the authority to indemnify any Corporate Agent against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the Corporate Agent is a party, or is threatened to be made a party, to the fullest extent permitted by the Nevada General Corporations Law. The indemnification provided in the Articles of Incorporation is not deemed exclusive of any other right, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Corporation, to which a Corporate Agent may be entitled under any by-law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in that Corporate Agent's official capacity and as to action in another capacity. However, no indemnification shall be made to any Corporate Agent if a judgment or other final adjudication establishes that the Corporate Agent engaged in conduct that (1) breached a duty of loyalty to the Corporation or its shareholders, (2) was not undertaken in good faith, (3) involved a knowing violation of the law, or (4) resulted in the receipt by the Agent of an improper personal benefit. Conduct breaching the duty of loyalty is conduct that a person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest. These indemnification rights shall inure to the benefit of the heirs, executors, and administrators of the Corporate Agent.

Directors’ and Officers’ Liability Insurance

The Registrant has obtained Directors’ and Officers’ liability insurance behalf of any Corporate Agent against any liability asserted against the Corporate Agent, whether or not the Corporation would have the power to indemnify the Corporate Agent against the liability under the foregoing provisions. A "Corporate Agent" of the Corporation shall be any person who is or was a director, officer, employee or agent of this Corporation or of any constituent Corporation absorbed by this Corporation in a consolidation or merger, and other persons serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise.

Indemnification Agreements

The Registrant has entered into individual indemnification agreements with each of its directors (collectively, the “Indemnification Agreements”), which implement with more specificity the indemnification provisions provided by the Registrant’s articles of incorporation and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement. The Indemnification Agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

 The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

 (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 24th day of September, 2010.

ROOMLINX, INC.

By:	/s/ Michael Wasik
Name:	Michael Wasik
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of September, 2010.

Signatures	Title

/s/ Michael Wasik	Director, Chief Executive Officer and Chief Financial Officer
Michael Wasik	(Principal Executive Officer, Principal Financial and Accounting Officer)

/s/ Judson Just	Director
Judson Just

/s/ Jay Coppoletta	Director
Jay Coppoletta

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended. +

4.2	Amended and Restated By-Laws of Roomlinx, Inc. ++

4.3	Roomlinx, Inc. Long-Term Incentive Plan. +++

5.1*	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP, as to the legality of the securities being registered.

23.1*	Consent of StarkSchenkein, LLP.

*	Filed herewith.
+	Incorporated herein by reference to Exhibit 3.1 to the Roomlinx, Inc. Current Report on Form 8-K filed on July 22, 2010.
++	Incorporated herein by reference to Exhibit 3.1 to the Roomlinx, Inc. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
+++	Incorporated herein by reference from Annex A to the Roomlinx, Inc. Proxy Statement relating to its 2009 Annual Meeting of Stockholders filed on January 30, 2009.